EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BROOKFIELD HOMES HOLDINGS, INC.

        Brookfield Homes Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: The original Certificate of Incorporation of Brookfield Homes Holdings, Inc. was filed with the Secretary of State of Delaware on August 28, 2002 as Real Estate Financial International Inc.

        SECOND: The Amended and Restated Certificate of Incorporation of Brookfield Homes Holdings, Inc., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

        IN WITNESS WHEREOF, the undersigned have hereunto set their hand as of the 29th day of October, 2002.

By:	/s/ Shane Pearson Shane Pearson Secretary

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BROOKFIELD HOMES HOLDINGS, INC.

        FIRST: The name of the corporation is Brookfield Homes Corporation (the "Corporation").

        SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, which address is located in the County of New Castle, and the name of the Corporation's registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 10,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock"), and 65,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"). The powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of the Preferred Stock and the Common Stock shall be as follows:

          1.    (a)  The Preferred Stock may be issued from time to time as shares of one or more series of Preferred Stock, and in the resolution or resolutions providing for the issue of shares of each particular series, before issuance, the Board of Directors of the Corporation is expressly authorized to fix:

                (i)  the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

              (ii)  the rate of dividends payable on such series, whether or not dividends shall be cumulative, the date or dates from which dividends shall accrue and, if cumulative, the relationship which such dividends shall bear to dividends payable on any other series;

              (iii)  whether or not the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other terms and conditions of such redemption;

              (iv)  whether or not the shares of such series shall be subject to the operation of a sinking fund or a fund of a similar nature and, if so, the terms thereof;

              (v)  the rights of the shares of each series in case of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any distribution of its assets;

              (vi)  whether or not the shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock of the Corporation and, if so, the terms of conversion or exchange;

            (vii)  whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law and in paragraph 5 below and, if so, the nature and extent thereof; and

            (viii)  the consideration to be received by the Corporation for the shares of such series.

            (b)  The shares of the Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from which dividends thereon shall accrue or be cumulative.

            (c)  In case the stated dividends and the amounts, if any, payable on liquidation, dissolution or winding up of the Corporation are not paid in full, the shares of each series of the Preferred Stock, after the payment in full of such dividends and amounts to all series of the Preferred Stock ranking senior to such series and before any payment to any series ranking junior thereto, shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends, in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

            (d)  Upon the issuance of any series of Preferred Stock, a certificate setting forth the resolution or resolutions (including the designation, description and terms of such series) adopted by the Board of Directors with respect to such series shall be made and filed in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its President or a Vice President, and its corporate seal shall be affixed thereto and attested by its Secretary or an Assistant Secretary, and such certificate shall be filed and kept on file at the principal office of the Corporation in the State of Delaware or at such other place or places as the Board of Directors shall designate.

          2.    The holders of each series of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds of the Corporation legally available for the payment of dividends, dividends in cash at the annual rate for such series provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1 with respect to such series, before any dividends, other than dividends payable in shares of Common Stock to all holders of Common Stock, shall be declared and paid upon or set apart for the holders of any series of the Preferred Stock ranking junior to such series as to dividends or of any Junior Stock (as hereinafter defined), payable in respect of each calendar quarter on a date, which shall be provided by the Board of Directors in such certificate with respect to such series, within fifty (50) days following the end of such quarter. Such dividends on the Preferred Stock shall be payable to holders of such series of record on the date, not exceeding fifty (50) days preceding the dividend payment date, fixed for such purpose by the Board of Directors with respect to such series in advance of the payment of each particular dividend.

          3.    If so provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1 with respect to any series of the Preferred Stock, the Corporation may redeem the whole or any part of such series, at such time or times and from time to time and at such redemption price or prices as may be provided by the Board of Directors in such certificate and otherwise upon the terms and conditions fixed by the Board of Directors in such certificate for any such redemptions.

          4.    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of the Preferred Stock then outstanding shall be entitled to receive, after the payment in full of all amounts to which the holders of all series of the Preferred Stock ranking senior thereto are entitled, out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any series of the Preferred Stock ranking junior to such series upon liquidation, dissolution or winding up of the Corporation, or of any Junior Stock, the amount, if any, for each share provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1. If payment shall have been made in full to the holders of each series of the Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of the Junior Stock, according to their respective rights and preferences and pro rata in accordance with their respective holdings.

          5.    On all matters with respect to which holders of the Preferred Stock or of certain series thereof are entitled to vote as a single class, each holder of Preferred Stock afforded such class voting right shall be entitled to one vote for each share held.

          6.    For purposes of this Article FOURTH, the term "Junior Stock" shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized which shall rank junior to all series of the Preferred Stock as to all dividends or preference on dissolution, liquidation or winding up of the Corporation.

        FIFTH: Subject to the provisions of the General Corporation Law of the State of Delaware, the number of Directors of the Corporation shall be determined as provided by the By-Laws.

        SIXTH: To the fullest extent permitted by Section 145 of the Delaware General Corporation Law, or any comparable successor law, as the same may be amended and supplemented from time to time, the Corporation (i) may indemnify all persons whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby, (ii) shall indemnify each such person if he is or is threatened to be made a party to an action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or because he was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director, officer, employee or agent of the Corporation and (iii) shall pay the expenses of such a current or former director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        SEVENTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.

        EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of §279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

        NINTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

        TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the

General Corporation Law of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock of the Corporation and entitled to vote in the election of directors, considered for the purposes of this Article. ELEVENTH as one class, shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.